Exhibit 99.2
TierOne Corporation and Subsidiaries
Consolidated Statements of Financial Condition
March 31, 2007 (Unaudited)

(Dollars in thousands, except per share data)	March 31, 2007

ASSETS
Cash and due from banks	$68,178
Federal funds sold	16,000

Total cash and cash equivalents	84,178

Investment securities:
Held to maturity, at cost which approximates fair value	85
Available for sale, at fair value	121,236
Mortgage-backed securities, available for sale, at fair value	10,722
Loans receivable:
Net loans (includes loans held for sale of $14,699 at March 31, 2007)	3,044,850
Allowance for loan losses	(33,906)

Net loans after allowance for loan losses	3,010,944

FHLBank Topeka stock, at cost	62,976
Premises and equipment, net	39,433
Accrued interest receivable	22,610
Goodwill	42,162
Other intangible assets, net	7,967
Mortgage servicing rights (lower of cost or market), net	12,520
Other assets	26,428

Total assets	$3,441,261

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$2,150,753
FHLBank Topeka advances and other borrowings	864,317
Advance payments from borrowers for taxes, insurance and other escrow funds	24,941
Accrued interest payable	6,487
Accrued expenses and other liabilities	30,343

Total liabilities	3,076,841

Stockholders’ equity:
Preferred stock, $0.01 par value. 10,000,000 shares authorized; none issued	—
Common stock, $0.01 par value. 60,000,000 shares authorized; 18,057,813 shares issued and outstanding at March 31, 2007	226
Additional paid-in capital	360,553
Retained earnings, substantially restricted	120,471
Treasury stock, at cost; 4,517,262 shares at March 31, 2007	(105,025)
Unallocated common stock held by Employee Stock Ownership Plan	(11,288)
Accumulated other comprehensive loss, net	(517)

Total stockholders’ equity	364,420

Total liabilities and stockholders’ equity	$3,441,261

See accompanying notes to consolidated financial statements.

TierOne Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

For the Three Months
Ended
March 31,
(Dollars in thousands, except per share data)	2007

Interest income:
Loans receivable	$56,065
Investment securities	2,429
Other interest-earning assets	171

Total interest income	58,665

Interest expense:
Deposits	17,896
FHLBank Topeka advances and other borrowings	9,574

Total interest expense	27,470

Net interest income	31,195
Provision for loan losses	1,468

Net interest income after provision for loan losses	29,727

Noninterest income:
Fees and service charges	5,501
Debit card fees	761
Loss from real estate operations, net	(134)
Net gain (loss) on sales of:
Loans held for sale	628
Real estate owned	(5)
Other operating income	253

Total noninterest income	7,004

Noninterest expense:
Salaries and employee benefits	13,118
Occupancy, net	2,413
Data processing	621
Advertising	1,002
Other operating expense	4,345

Total noninterest expense	21,499

Income before income taxes	15,232
Income tax expense	5,854

Net income	$9,378

Net income per common share, basic	$0.56

Net income per common share, diluted	$0.55

Dividends declared per common share	$0.07

Average common shares outstanding, basic (000’s)	16,601

Average common shares outstanding, diluted (000’s)	17,161

See accompanying notes to consolidated financial statements.

TierOne Corporation and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income
For the Three Months Ended March 31, 2007
(Unaudited)

					Unallocated
			Retained		Common Stock	Accumulated
		Additional	Earnings,		Held by the	Other	Total
	Common	Paid-In	Substantially	Treasury	Employee Stock	Comprehensive	Stockholders’
(Dollars in thousands)	Stock	Capital	Restricted	Stock	Ownership Plan	Loss, Net	Equity

Balance at December 31, 2006	$226	$358,733	$112,111	$(105,406)	$(11,664)	$(717)	$353,283

Common stock earned by employees in Employee Stock Ownership Plan	—	713	—	—	376	—	1,089
Amortization of awards under the Management Recognition and Retention Plan	—	726	—	—	—	—	726
Amortization of stock options under 2003 Stock Option Plan	—	420	—	—	—	—	420
Treasury stock reissued under 2003 Stock Option Plan	—	(88)	—	381	—	—	293
Excess tax benefit realized from stock- based compensation plans	—	49	—	—	—	—	49
Dividends paid ($0.07 per common share)	—	—	(1,175)	—	—	—	(1,175)
Cumulative effect of adoption of FASB Interpretation No. 48 on January 1, 2007	—	—	157	—	—	—	157
Comprehensive income:
Net income	—	—	9,378	—	—	—	9,378
Change in unrealized loss on available for sale securities, net of tax and reclassification adjustment	—	—	—	—	—	200	200

Total comprehensive income	—	—	9,378	—	—	200	9,578

Balance at March 31, 2007	$226	$360,553	$120,471	$(105,025)	$(11,288)	$(517)	$364,420

See accompanying notes to consolidated financial statements.

TierOne Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

For the Three
Months Ended
March 31,
(Dollars in thousands)	2007

Cash flows from operating activities:
Net income	$9,378
Adjustments to reconcile net income to net cash provided by operating activities:
Net premium (accretion) of investment and mortgage-backed securities	(115)
Premises and equipment depreciation and amortization	992
Amortization of intangible assets	424
Amortization of discount on FHLBank Topeka advances	(64)
Employee Stock Ownership Plan compensation expense	1,089
2003 Management Recognition and Retention Plan compensation expense	726
2003 Stock Option Plan compensation expense	420
Accretion of discounts on net loans	(1,076)
FHLBank Topeka stock dividend	(954)
Deferred income tax benefit	(960)
Provision for loan losses	1,468
Provision for real estate owned losses	71
Proceeds from sales of loans held for sale	56,686
Originations and purchases of loans held for sale	(51,472)
Excess tax benefits from stock-based compensation plans	(49)
Net (gain) loss on sales of:
Loans held for sale	(628)
Real estate owned	5
Changes in certain assets and liabilities:
Accrued interest receivable	413
Other assets	(2,315)
Accrued interest payable	(133)
Accrued expenses and other liabilities	1,205

Net cash provided by operating activities	15,111

Cash flows from investing activities:
Purchase of investment and mortgage-backed securities, available for sale	(41,789)
Proceeds from sale of investment and mortgage-backed securities, available for sale	10
Proceeds from maturities of investment securities, available for sale	25,920
Proceeds from principal repayments of investment and mortgage-backed securities, available for sale and held to maturity	1,619
Increase in loans receivable	(737)
Additions to premises and equipment	(604)
Proceeds from sale of real estate owned	520

Net cash used in investing activities	(15,061)

See accompanying notes to consolidated financial statements.

TierOne Corporation and Subsidiaries
Consolidated Statements of Cash Flows (continued) (Unaudited)

For the Three
Months Ended
March 31,
(Dollars in thousands)	2007

Cash flows from financing activities:
Net increase in deposits	$98,410
Net repayment on FHLBank Topeka line of credit, short-term advances and other borrowings	(72,943)
Proceeds from FHLBank Topeka long-term advances and other borrowings	50,000
Repayments of FHLBank Topeka long-term advances and other borrowings	(75,052)
Net decrease in advances from borrowers for taxes, insurance and other escrow funds	(2,262)
Dividends paid on common stock	(1,175)
Excess tax benefit realized from the exercise of stock options	41
Excess tax benefit realized from Management Recognition and Retention Plan shares	8
Proceeds from the exercise of stock options	293

Net cash used in financing activities	(2,680)

Net decrease in cash and cash equivalents	(2,630)
Cash and cash equivalents at beginning of period	86,808

Cash and cash equivalents at end of period	$84,178

Supplemental disclosures of cash flow information:
Cash paid during period for:
Interest	$27,603
Income taxes, net of refunds	$7,092

Noncash investing activities:
Transfers from loans to real estate owned and other assets through foreclosure	$1,846

See accompanying notes to consolidated financial statements.

TierOne Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
Note 1 — Basis of Presentation and Consolidation
     TierOne Corporation (“Company”) is a Wisconsin corporation headquartered in Lincoln, Nebraska. TierOne Corporation is the holding company for TierOne Bank (“Bank”). The Bank has two wholly owned subsidiaries, TMS Corporation of the Americas (“TMS”) and United Farm & Ranch Management, Inc. (“UFARM”). TMS is the holding company of TierOne Investments and Insurance, Inc. (d/b/a TierOne Financial), a wholly owned subsidiary that administers the sale of securities and insurance products, and TierOne Reinsurance Company, a wholly owned subsidiary that reinsures credit life and disability insurance policies. UFARM provides agricultural customers with professional farm and ranch management and real estate brokerage services. The accompanying unaudited consolidated financial statements include the accounts of the Bank and its wholly owned subsidiaries.
     The assets of the Company, on an unconsolidated basis, primarily consist of 100% of the Bank’s common stock. The Company has no significant independent source of income and therefore depends on cash distributions from the Bank to meet its funding requirements.
     The accompanying interim consolidated financial statements as of March 31, 2007 and for the three months ended March 31, 2007 are unaudited. All significant intercompany accounts and transactions have been eliminated in consolidation. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position and operating results for interim periods. The unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information, in accordance with instructions to Form 10-Q and Article 10 of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”), and do not include all of the information and notes required for complete, audited financial statements. The results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results which may be expected for the entire calendar year 2007.
     As used in this report, unless the context otherwise requires, the terms “we,” “us,” or “our” refer to the Company and the Bank.

TierOne Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
Note 2 — Critical Accounting Policies
     Various elements of our accounting policies, by nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. Our policies with respect to the methodologies used to recognize income, determine the allowance for loan losses, evaluating investment and mortgage-backed securities for impairment, evaluating goodwill and other intangible assets, valuation of mortgage servicing rights, valuation and measurement of derivatives and commitments, valuation of real estate owned and income taxes are our most critical accounting policies. These policies are important to the presentation of our financial condition and results of operations, involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. The use of different judgments, assumptions and estimates could result in material differences in our reported financial condition and results of operations.
     Allowance for Loan Losses. We have identified the allowance for loan losses as a critical accounting policy where amounts are subject to material variation. This policy is significantly affected by our judgment and uncertainties and there is a likelihood that materially different amounts could be reported under different, but reasonably plausible, conditions or assumptions. The allowance for loan losses is considered a critical accounting estimate because there is a large degree of judgment in:
•	Assigning individual loans to specific risk levels (pass, special mention, substandard, doubtful and loss);

•	Valuing the underlying collateral securing the loans;

•	Determining the appropriate reserve factor to be applied to specific risk levels for special mention loans and those adversely classified (substandard, doubtful and loss); and

•	Determining reserve factors to be applied to pass loans based upon loan type.
     We establish provisions for loan losses, which are charges to our operating results, in order to maintain a level of total allowance for loan losses that, in management’s belief, covers all known and inherent losses that are both probable and reasonably estimable at each reporting date. Management reviews the loan portfolio no less frequently than quarterly in order to identify those inherent losses and to assess the overall collection probability of the loan portfolio. Management’s review includes a quantitative analysis by loan category, using historical loss experience, classifying loans pursuant to a grading system and consideration of a series of qualitative loss factors. The evaluation process includes, among other things:
•	Assigning individual loans to specific risk levels (pass, special mention, substandard, doubtful and loss);

•	Trends and levels of delinquent, nonperforming or “impaired” loans;

•	Trends and levels of charge-offs and recoveries;

TierOne Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
•	Underwriting terms or guarantees for loans;

•	Impact of changes in underwriting standards, risk tolerances or other changes in lending practices;

•	Changes in the value of collateral securing loans;

•	Total loans outstanding and the volume of loan originations;

•	Type, size, terms and geographic concentration of loans held;

•	Changes in qualifications or experience of the lending staff;

•	Changes in local or national economic or industry conditions;

•	Number of loans requiring heightened management oversight;

•	Changes in credit concentration; and

•	Changes in regulatory requirements.
     This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events occur.
     The allowance for loan losses has two elements. The first element is an allocated allowance established for specific loans identified by the credit review function that are evaluated individually for impairment and are considered to be impaired. A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Impairment is measured by:
•	The fair value of the collateral if the loan is collateral dependent;

•	The present value of expected future cash flows; or

•	The loan’s observable market price.
     The second element is an estimated allowance established for losses which are probable and reasonable to estimate on each category of outstanding loans. While management uses available information to recognize probable losses on loans inherent in the portfolio, future additions to the allowance may be necessary based on changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.
     Mortgage Servicing Rights. On January 1, 2007 we adopted Statement of Financial Accounting Standard (“SFAS”) No. 156, Accounting for Servicing of Financial Assets — an Amendment of FASB Statement No. 140 (“SFAS No. 156”). In accordance with SFAS No. 156, we have elected to continue to utilize the amortization method for all of our mortgage servicing right assets, thus, carrying our mortgage servicing rights at the “lower of cost or market” (fair value). Under the amortization method, we amortize mortgage servicing rights in proportion to and over the period of net servicing income. Income generated as a result of new servicing assets is reported as net gain on sale of loans in the Consolidated Statements of Income. Loan servicing fees, net of amortization of mortgage servicing rights, is recorded in fees and service charges in the Consolidated Statements of Income.

TierOne Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
     We capitalize the estimated value of mortgage servicing rights upon the sale of loans. The estimated value takes into consideration contractually known amounts, such as loan balance, term and interest rate. These estimates are impacted by loan prepayment speeds, servicing costs and discount rates used to compute a present value of the cash flow stream. We evaluate the fair value of mortgage servicing rights on a quarterly basis using current prepayment speed, cash flow and discount rate estimates. Changes in these estimates impact fair value and could require us to record a valuation allowance or recovery. The fair value of mortgage servicing rights is highly sensitive to changes in assumptions. Changes in prepayment speed assumptions have the most significant impact on the fair value of mortgage servicing rights. Generally, as interest rates decline, prepayments accelerate with increased refinance activity, which results in a decrease in the fair value of mortgage servicing rights. As interest rates rise, prepayments generally slow, which results in an increase in the fair value of mortgage servicing rights. All assumptions are reviewed for reasonableness on a quarterly basis and adjusted as necessary to reflect current and anticipated market conditions. Thus, any measurement of fair value is limited by the conditions existing and the assumptions utilized as of a particular point in time, and those assumptions may not be appropriate if applied at a different point in time. We currently do not utilize direct financial hedges to mitigate the effect of changes in the fair value of our mortgage servicing rights.
     Income Taxes. We estimate income taxes payable based on the amount we expect to owe various tax authorities. Accrued income taxes represent the net estimated amount due to, or to be received from, taxing authorities. In estimating accrued income taxes, we assess the relative merits and risks of the appropriate tax treatment of transactions, taking into account the applicable statutory, judicial and regulatory guidance in the context of our tax position. Although we utilize current information to record income taxes, underlying assumptions may change over time as a result of unanticipated events or circumstances.
     We utilize estimates of future earnings to support our position that the benefit of our deferred tax assets will be realized. If future pre-tax income should prove nonexistent or less than the amount of temporary differences giving rise to the net deferred tax assets within the tax years to which they may be applied, the assets will not be realized and our net income will be adversely affected.

TierOne Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
Note 3 — Earnings Per Share
     Basic earnings per share (“EPS”) is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised. Diluted earnings per share is computed after giving consideration to the weighted average dilutive effect of our 2003 Stock Option Plan shares and 2003 Management Recognition and Retention Plan shares. The following table is a reconciliation of basic and diluted EPS:

	For the Three Months Ended
	March 31,
	2007
	Basic	Diluted
(In thousands, except per share data)	EPS	EPS

Net Income	$9,378	$9,378

Total weighted average basic common shares outstanding	16,601	16,601
Effect of dilutive securities:
2003 Stock Option Plan		515
2003 Management Recognition and Retention Plan		45

Total weighted average basic and diluted common shares outstanding	16,601	17,161

Net earnings per common share	$0.56	$0.55

TierOne Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
Note 4 — Stock-Based Benefit Plans
     General. We account for our stock-based benefit plans using SFAS No. 123(R), Share-Based Payment (SFAS No. 123(R)). SFAS No. 123(R) requires that compensation expense related to stock-based payment transactions be recognized in the financial statements and that expense be measured based on the fair value of the equity or liability instrument issued. SFAS No. 123(R) also requires that forfeitures be estimated over the vesting period of the instrument.
     Stock-Based Employee Compensation Expense. Amounts recognized in the financial statements with respect to our Employee Stock Ownership Plan (“ESOP”) and stock-based employee compensation plans are presented in the following table:

Three Months
Ended
March 31,
(Dollars in thousands)	2007

Stock-based employee compensation expense:
Employee Stock Ownership Plan expense	$1,046
Management Recognition and Retention Plan expense	726
2003 Stock Option Plan expense	420

Amount of stock-based compensation expense, before income tax benefit	$2,192

Amount of related income tax benefit recognized	$504

     Employee Stock Ownership Plan. Concurrent with the conversion from mutual to stock ownership, we established an ESOP for the benefit of our employees. The ESOP is a qualified pension plan under Internal Revenue Service guidelines that covers all full-time employees who have completed 1,000 hours of service. Upon formation, the ESOP purchased 1,806,006 shares of common stock issued in the initial public offering with the proceeds of an $18,060,060 loan from the Company.
     We account for our ESOP in accordance with Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans. Accordingly, expense is recognized based on the market value (average stock price) of shares scheduled to be released from the ESOP trust. The excess fair value of ESOP shares over cost is recorded as compensation expense but is not deductible for tax purposes. As shares are committed to be released from collateral, we report compensation expense equal to the average market price of the shares and the shares become outstanding for EPS computations. Our contributions and dividends on allocated and unallocated ESOP shares are used to pay down the loan. Accordingly, we have recorded the obligation with an offsetting amount of unearned compensation in stockholders’ equity in the accompanying Consolidated Statements of Financial Condition.

TierOne Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

At or for the
Three Months
Ended
March 31,
(Dollars in thousands, except for share data)	2007

Employee Stock Ownership Plan compensation expense	$1,046
Employee Stock Ownership Plan shares allocated to employees	639,627
Employee Stock Ownership Plan shares unallocated	1,166,379
Fair value of Employee Stock Ownership Plan unallocated shares	$31,539

     Management Recognition and Retention Plan. We established the 2003 Management Recognition and Retention Plan (“MRRP”) which is a stock-based incentive plan. The shares awarded by the MRRP vest to participants at the rate of 20% per year. Compensation expense for this plan is being recorded over a 60-month period, using the straight-line amortization method adjusted for forfeitures, and is based on the market value of our stock as of the date the awards were made. Stockholders approved 903,003 shares to be granted under the MRRP and 100,653 shares are still available for future grants as of March 31, 2007. The following table summarizes shares of our common stock that were subject to award and have been granted pursuant to the MRRP as of March 31, 2007:

At or for the
Three Months
Ended
March 31,
2007

Nonvested shares outstanding at beginning of period	328,940
Shares granted	—
Shares vested	—
Shares forfeited	—

Nonvested shares outstanding at end of period	328,940

     Compensation expense related to the MRRP totaled $726,000 for the three months ended March 31, 2007. The weighted average grant date fair value of shares awarded by the MRRP was $18.27 at March 31, 2007. As of March 31, 2007, we had $3.4 million of total unrecognized employee compensation expense related to unvested MRRP shares which are expected to be recognized over a weighted average period of 1.3 years. There were no MRRP shares granted, vested or forfeited during the three months ended March 31, 2007. We realized excess tax benefits related to MRRP shares of $8,000 during the three months ended March 31, 2007.
     Stock Option Plan. We established the 2003 Stock Option Plan (“SOP”) under which 2,257,508 shares of our common stock were reserved for the grant of stock options to directors, officers and employees. Stock options awarded under the SOP vest to participants at the rate of 20% per year. Compensation expense for this plan is being recorded over a 60-month period, using the straight-line amortization method adjusted for forfeitures, and is based on the fair value of our stock options as of the date the awards were made. The exercise price of the options is equal to the market price of the common stock on the grant date. Stockholders approved 2,257,508 stock options to be granted under the SOP and 359,758 of these stock options remain available for future grants as of March 31, 2007.

TierOne Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
     The fair value of each option was estimated on the date of the grant using the Black-Scholes model. The dividend yield was calculated based on the annual dividends paid and the 12-month average closing stock price at the time of the grant. Expected volatility was based on historical volatility of our stock price at the date of grant. We have utilized historical experience to determine the expected life of the stock options and to estimate future forfeitures. All inputs into the Black-Scholes model are estimates at the time of the grant. Actual results in the future could materially differ from these estimates; however, such results would not impact future reported net income.
     Stock Option Activity. The following table details stock options granted, exercised and forfeited during the three months ended March 31, 2007:

			Weighted Average
			Remaining	Aggregate
	Number of	Weighted Average	Contractual Term	Intrinsic
(Dollars in thousands, except per share data)	Shares	Exercise Price	(In Years)	Value

Stock options outstanding at December 31, 2006	1,818,626	$17.92
Stock options granted	—	—
Stock options exercised	(16,400)	17.83
Stock options forfeited	—	—

Stock options outstanding at March 31, 2007	1,802,226	$17.92	6.1	$16,400

Stock options exercisable at March 31, 2007	1,047,126	$17.89	6.1	$9,600

TierOne Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
     The following table details the intrinsic value, cash received and tax benefit realized from the exercise of stock options during the three months ended March 31, 2007:

Three Months
Ended
March 31,
(Dollars in thousands)	2007

Intrinsic value (market value on the exercise date less the strike price)	$146
Cash received from the exercise of stock options	293
Tax benefit realized from the exercise of stock options	41

     At March 31, 2007, there was $1.9 million of total unrecognized compensation expense related to unvested stock options that will be expensed over a weighted average period of 1.2 years.
Note 5 — Goodwill and Other Intangible Assets
     Goodwill. Goodwill represents the excess price paid over the fair value of the tangible and intangible assets and liabilities acquired in connection with the acquisition of United Nebraska Financial Co. (“UNFC”) in 2004. We evaluate goodwill for impairment annually in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. There have been no changes in the carrying amount of goodwill during the three months ended March 31, 2007 due to impairment as we are not aware of any facts or circumstances that would indicate our carrying value exceeded fair value. The change in the carrying amount of goodwill for the three months ended March 31, 2007 is as follows:

Three Months
Ended
March 31,
(Dollars in thousands)	2007

Balance at beginning of period	$42,228
Adjustment due to adoption of FASB Interpretation No. 48	(66)

Balance at end of period	$42,162

     Other Intangible Assets. Our only identifiable other intangible asset is the value of core deposits acquired as part of the UNFC and Marine Bank transactions. The core deposit intangible assets have been estimated to have nine- to ten-year lives. Core deposit intangible assets are amortized using an accelerated method of amortization which is recorded in other operating expense.

TierOne Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
     Other Intangible Asset Activity. The change in the carrying amount of acquired intangible assets for the three months ended March 31, 2007 is as follows:

Three Months Ended
March 31,
(Dollars in thousands)	2007

Balance at beginning of period	$8,391
Amortization expense	(424)

Balance at end of period	$7,967

     Other Intangible Asset Estimated Amortization. Estimated amortization expense related to our core deposit intangible assets for the year ending December 31, 2007 and five years thereafter are as follows:

(Dollars in thousands)

Estimated Amortization Expense
For the Year Ending:
December 31, 2007	$1,647
December 31, 2008	1,513
December 31, 2009	1,373
December 31, 2010	1,222
December 31, 2011	1,052
December 31, 2012	850

TierOne Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
Note 6 — Investment and Mortgage-Backed Securities
     Investment Security Composition. The amortized cost, gross unrealized gains and losses and fair value of investment and mortgage-backed securities by major security category at March 31, 2007 are as follows:

	March 31, 2007
		Gross Unrealized
				Fair
(Dollars in thousands)	Amortized Cost	Gains	Losses	Value

Held to maturity:
Municipal obligations	$85	$—	$—	$85

Available for sale:
Mortgage-backed securities	10,841	63	182	10,722
U.S. Government securities and agency obligations	95,137	5	436	94,706
Corporate securities	4,942	—	85	4,857
Municipal obligations	15,342	15	58	15,299
Agency equity securities	537	—	5	532
Asset Management Fund — ARM Fund	6,000	—	158	5,842

Total investment and mortgage-backed securities, available for sale	$132,799	$83	$924	$131,958
     We believe all unrealized losses as of March 31, 2007 to be market related, with no permanent sector or issuer credit concerns or impairments. We had 102 securities with unrealized losses totaling $832,000 for 12 consecutive months or longer as of March 31, 2007. The unrealized losses are believed to be temporarily, not permanently, impaired in value. Impairment is deemed temporary if the positive evidence indicating that an investment’s carrying amount is recoverable within a reasonable time period outweighs negative evidence to the contrary. At March 31, 2007, we have the ability and intent to hold these securities until maturity.

TierOne Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
Note 7 — Loans Receivable
     Loan Portfolio Composition. Loans receivable at March 31, 2007 is summarized in the following table:

	March 31, 2007
(Dollars in thousands)	Amount	%

Real estate loans:
One-to-four family residential (1)	$336,583	9.28%
Second mortgage residential	113,358	3.13
Multi-family residential	129,538	3.57
Commercial real estate	386,773	10.66
Land and land development	496,712	13.70
Residential construction	721,181	19.89
Commercial construction	540,658	14.91
Agriculture	78,082	2.15

Total real estate loans	2,802,885	77.29

Business	224,146	6.18

Agriculture — operating	89,946	2.48

Warehouse mortgage lines of credit	106,353	2.94

Consumer loans:
Home equity	72,810	2.01
Home equity lines of credit	125,270	3.45
Home improvement	52,074	1.44
Automobile	86,050	2.37
Other	66,867	1.84

Total consumer loans	403,071	11.11

Total loans	3,626,401	100.00%

Unamortized premiums, discounts and deferred loan fees	6,728
Loans in process (2)	(588,279)

Net loans	3,044,850
Allowance for loan losses	(33,906)

Net loans after allowance for loan losses	$3,010,944

(1) Includes loans held for sale	$14,699

(2) Loans in process represents the undisbursed portion of construction and land development loans	.

TierOne Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
     Primary Lending Market Area. Our primary lending market area consists of Nebraska, Iowa, Kansas, Arizona, Colorado, Florida, Minnesota, Nevada and North Carolina. Our Asset/Liability and Asset Classification Committees are responsible for setting guidelines related to loan concentrations and monitoring such concentrations to limit potential loss exposure. At March 31, 2007, approximately 20.3% of total loans were secured by properties or made to individuals located outside of our primary lending market area.
     Allowance for Loan Losses. The activity in the allowance for loan losses during the three months ended March 31, 2007 is summarized in the following table:

At or for the Three
Months Ended
March 31,
(Dollars in thousands)	2007

Allowance for loan losses at beginning of period	$33,129
Charge-offs:
One-to-four family residential	(20)
Second mortgage residential	(35)
Commercial real estate	(90)
Residential construction	(172)
Business	(90)
Agriculture — operating	—
Consumer	(467)

Total charge-offs	(874)
Recoveries on loans previously charged-off	183
Provision for loan losses	1,468

Allowance for loan losses at end of period	$33,906

Allowance for loan losses as a percentage of net loans	1.11%
Allowance for loan losses as a percentage of nonperforming loans	84.16%
Ratio of net charge-offs during the period as a percentage of average loans outstanding during the period	0.09%

TierOne Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
     Nonperforming Assets. The following table sets forth information regarding nonperforming loans (90 or more days delinquent) and real estate owned. It is our policy to cease accruing interest on loans contractually delinquent 90 days or more and charge-off all accrued interest. We did not have any accruing loans 90 days or more past due at the dates shown.

(Dollars in thousands)	March 31, 2007

Nonperforming loans:
One-to-four family residential	$1,984
Second mortgage residential	462
Multi-family residential	1,150
Commercial real estate	712
Land and land development	1,664
Residential construction	29,875
Agriculture — real estate	159
Business	2,288
Agriculture — operating	328
Consumer	1,664

Total nonperforming loans	40,286
Real estate owned, net (1)	6,514

Total nonperforming assets	46,800
Troubled debt restructurings	9,895

Total nonperforming assets and troubled debt restructurings	$56,695

Total nonperforming loans as a percentage of net loans	1.32%

Total nonperforming assets as a percentage of total assets	1.36%

Total nonperforming assets and troubled debt restructurings as a percentage of total assets	1.65%

Allowance for loan losses as a percentage of net loans	1.11%

Allowance for loan losses as a percentage of nonperforming loans	84.16%

(1) Real estate owned balances are shown net of related loss allowances. Includes both real property and other repossessed collateral consisting primarily of automobiles.
     At March 31, 2007, our nonperforming residential construction loans totaled $29.9 million of which $24.7 million were located in Florida. Approximately $19.5 million of our nonperforming residential construction loans were located in the Cape Coral area of Lee County in Florida. As disclosed in our December 31, 2006 earnings release and Annual Report on Form 10-K, we reported that we had a group of residential construction loans located in the Cape Coral area of southwest Florida. These loans, made to individual homebuyers wishing to build a second or retirement home in the Cape Coral area, are for properties located in a fully platted, zoned and infrastructure-complete housing development with direct waterfront access for many lots.

TierOne Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
     To limit geographic loan concentration, we discontinued purchasing residential construction loans in the Cape Coral area from a local Florida-based mortgage brokerage firm by December 31, 2005. At March 31, 2006, we had 874 residential construction loan commitments totaling $233.2 million in the Cape Coral area with disbursed funds amounting to $110.0 million. Each borrower in the Cape Coral area possessed a strong credit score which met Fannie Mae or other secondary market underwriting guidelines (average FICO score for Cape Coral area borrowers was 741 at March 31, 2007) and had also obtained a contractual commitment for permanent financing with third-party lenders upon completion of the residence. At March 31, 2006, only one loan of $360,000 was 90 or more days delinquent.
     A substantially higher than expected surge in residential construction building permit applications occurred in the Cape Coral area in early to mid-2006 which resulted in unusual delays in the commencement of construction. In many cases, these delays extended beyond the original term of the residential construction loans. The backlog of residential construction permits has returned to normal levels and as a result, several residential construction builders are actively constructing homes for our borrowers.
     Notwithstanding localized construction delays and a correction of housing values in selected Florida markets, we have reduced our Cape Coral residential construction loan commitments by 37.9% from March 31, 2006 to $144.9 million at December 31, 2006 and total disbursed amounts outstanding declined by 23.5% during the same period to $84.2 million.
     We have taken a number of aggressive, pro-active steps designed to address our Florida residential construction loan delinquencies. These measures include offering loan and lot modification loans to qualified borrowers; identifying large, highly-respected local builders to construct homes at 2006 price levels; and finding other third-party lenders who will offer permanent financing and closing cost incentives to borrowers for completed homes. We have also reclaimed servicing functions on a number of loans from the Florida mortgage broker, required the broker to engage new legal counsel to handle foreclosure matters and entered into various loss-sharing agreements with the Florida mortgage broker. Through March 31, 2007, we have not charged-off any Cape Coral area residential construction loan balances. We plan to aggressively pursue all legal remedies available to us against any delinquent Florida borrower.
     Residential construction loan commitments in the Cape Coral area declined 17.3% to $119.9 million at March 31, 2007 compared to $144.9 million at December 31, 2006. Disbursed funds associated with these loans declined 13.3% to $72.9 million at March 31, 2007, compared to $84.2 million at December 31, 2006, and represented less than 2.4% of our net loans.

TierOne Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
     We believe that, based on information currently available to us, our allowance for loan losses is maintained at a level which covers all known and inherent losses that are both probable and reasonable to estimate at the present time. Actual losses are dependent upon future events and, as such, further changes to the level of allowance for loan losses may become necessary based on changes in economic conditions and other factors.

TierOne Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
Note 8 — Mortgage Servicing Rights
     On January 1, 2007, we adopted SFAS No. 156, Accounting for Servicing of Financial Assets — an Amendment of FASB Statement No. 140 (“SFAS No. 156”). In accordance with SFAS No. 156, we have elected to continue to utilize the amortization method for all of our mortgage servicing right assets, thus, carrying our mortgage servicing rights at the “lower of cost or market” (fair value). Under the amortization method, we amortize mortgage servicing rights in proportion to and over the period of net servicing income. Income generated as a result of new servicing assets is reported as net gain on sale of loans in the Consolidated Statements of Income. Loan servicing fees, net of amortization of mortgage servicing rights, is recorded in fees and service charges in the Consolidated Statements of Income.
     We primarily service one-to-four family residential mortgage loans that comprise a single class of servicing assets. We obtain mortgage servicing right assets when we deliver loans, both originated and purchased, “as an agent” into the secondary market on a servicing-retained basis. Initial fair value of the servicing right is calculated by a discounted cash flow model based on market value assumptions at the time of origination.
     The balance of mortgage servicing rights, net of valuation allowances, at March 31, 2007 was $12.5 million. The fair value of these rights was approximately $15.8 million at March 31, 2007. The following are the key assumptions used in measuring the fair values of capitalized mortgage servicing rights and the sensitivity of the fair values to changes in those assumptions:

(Dollars in thousands)	March 31, 2007

Serviced loan portfolio balance	$1,310,808
Fair value	$15,786
Prepayment speed	6.30% - 31.47%
Weighted average prepayment speed	11.81%
Fair value with 10% adverse change	$15,151
Fair value with 20% adverse change	$14,522
Discount rate	9.50% - 13.00%
Weighted average discount rate	10.99%
Fair value with 10% adverse change	$15,202
Fair value with 20% adverse change	$14,432

     The sensitivity of the fair values is hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a variation in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Also, in the table, the effect of a variation in a particular assumption on the fair value of the mortgage servicing rights is calculated without changing any other assumption. In reality, changes in one assumption may result in changes in another that might magnify or counteract the sensitivities.

TierOne Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
     Mortgage Servicing Right Activity. The following table summarizes mortgage servicing right activity including amortization expense:

Three Months Ended
March 31,
(Dollars in thousands)	2007

Balance at beginning of period	$12,467
Mortgage servicing rights capitalized	812
Amortization expense	(736)
Valuation adjustment	(23)

Balance at end of period	$12,520

     Mortgage Servicing Right Valuation Allowance. We evaluate the fair value of mortgage servicing rights on a quarterly basis using current prepayment speeds, cash flow and discount rate estimates. Changes in these estimates impact fair value and could require us to record a valuation allowance or recovery. Our evaluation of mortgage servicing rights at March 31, 2007 indicated that a valuation allowance of $23,000 was necessary. The amortization expense and valuation adjustment are recorded as a reduction of fees and service charges in the accompanying Consolidated Statements of Income.

TierOne Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
Note 9 — Deposits
     Deposit Composition. Deposits at March 31, 2007 are summarized in the following table:

	March 31, 2007
	Weighted
	Average
(Dollars in thousands)	Rates	Amount

Transaction accounts:
Noninterest-bearing checking	—%	$143,104
Savings	0.47	45,933
Interest-bearing checking	1.13	356,019
Money market	3.02	427,606

Total transaction accounts	1.76	972,662

Total transaction accounts as a percentage of total deposits		45.22%

Time deposits:
1.00% to 1.99%		522
2.00% to 2.99%		16,270
3.00% to 3.99%		141,179
4.00% to 4.99%		242,518
5.00% to 5.99%		777,474
6.00% to 6.99%		128

Total time deposits	4.94	1,178,091

Total time deposits as a percentage of total deposits		54.78%

Total deposits	3.50%	$2,150,753

     Time Deposit Maturity. The scheduled maturities of time deposits at March 31, 2007 are presented in the following table:

(Dollars in thousands)	Amount	Percent

Amount Maturing During the 12 Months Ending:
March 31, 2008	$1,060,517	90.02%
March 31, 2009	74,979	6.36
March 31, 2010	29,791	2.53
March 31, 2011	5,605	0.48
March 31, 2012	7,107	0.60
Thereafter	92	0.01

Total time deposits	$1,178,091	100.00%

TierOne Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
     Time Deposits of $100,000 or More. The following table shows the maturities of our time deposits of $100,000 or more at March 31, 2007 by the time remaining to maturity. We did not have any brokered time deposits at March 31, 2007.

		Weighted
(Dollars in thousands)	Amount	Average Rate

Amount Maturing During the Quarter Ended:
June 30, 2007	$61,730	5.05%
September 30, 2007	103,639	5.19
December 31, 2007	69,372	5.19
March 31, 2008	31,307	5.09
Thereafter	31,477	4.75

Total time deposits of $100,000 or more	$297,525	5.10%

Note 10 — FHLBank Topeka Advances and Other Borrowings
     At March 31, 2007 we were indebted on notes as shown in the following table:

(Dollars in thousands)	March 31, 2007

Permanent fixed-rate notes payable to the FHLBank Topeka	$9,548
Convertible fixed-rate notes payable to the FHLBank Topeka	800,000
Retail repurchase agreements	23,841
Junior subordinated debentures	30,928

Total FHLBank Topeka advances and other borrowings	$864,317

Weighted average interest rate	4.35%

     The convertible fixed-rate notes are convertible to adjustable-rate notes at the option of the FHLBank Topeka (“FHLBank”). The line of credit with the FHLBank expires in November 2007. We expect the line of credit agreement to be renewed in the ordinary course of business due to our current blanket collateral agreement with the FHLBank.

TierOne Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
     Pursuant to our blanket collateral agreement with the FHLBank, such advances are secured by our qualifying residential, multi-family residential and commercial real estate mortgages, residential construction, commercial construction and agricultural real estate loans. Under our blanket collateral agreement with the FHLBank, our borrowing capacity at March 31, 2007 was $948.1 million. Other qualifying collateral can be pledged in the event additional borrowing capacity is required.
     Our retail repurchase agreements are primarily collateralized by U.S. Government and agency and municipal obligations (investment securities).

TierOne Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
Note 11 — Unrecognized Tax Benefits
     In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 requires that we determine whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the recognition threshold, the position is measured to determine the amount of benefit to be recognized in the financial statements.
     We adopted FIN 48 on January 1, 2007 and, as a result, recognized no material adjustment in our liability for unrecognized tax benefits. Unrecognized tax benefits, excluding interest and penalties, were $2.8 million at March 31, 2007. Unrecognized tax benefits of $118,000 and interest and penalties of $270,000 would favorably affect our effective tax rate if recognized in future periods. Unrecognized tax benefits of $601,000 are related to our UNFC acquisition and would reduce goodwill if recognized in future periods. The following table summarizes our unrecognized tax benefits upon adoption and for the three months ended March 31, 2007:

Unrecognized Tax
(Dollars in thousands)	Benefits

Unrecognized tax benefits at January 1, 2007	$2,443
Changes in unrecognized tax benefits from current or prior year tax positions	366
Changes in unrecognized tax benefits from settlements with taxing authorities	—
Changes in unrecognized tax benefits from the lapse of statutes of limitations	—

Unrecognized tax benefits at March 31, 2007	$2,809

     We recognize interest and penalties related to uncertain tax positions in income tax expense in the Consolidated Statements of Income. We did not record any expense related to tax interest and penalties during the three months ended March 31, 2007. At March 31, 2007, we had approximately $270,000 of accrued interest payable related to uncertain tax positions recorded in our Consolidated Statements of Financial Position.
     We anticipate that a reduction in unrecognized tax benefits of up to $2.2 million is reasonably possible during the next 12 months. This reduction will be principally due to a change in accounting method related to the timing of when certain deferred loan fees are recognized for tax purposes if approved by the Internal Revenue Service.
     The tax years of 2003 through 2006 remain open for examination by federal and state taxing authorities.

TierOne Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
Note 12 — Current Accounting Pronouncements
     For a discussion regarding accounting pronouncements, interpretations, exposure drafts and other formal accounting guidance and the impact of these on our financial condition and results of operations, reference is made to our Annual Report on Form 10-K for the year ended December 31, 2006. The following discussion identifies certain recently issued accounting guidance.
Statements of Financial Accounting Standards
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosure about fair value measurements. SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. This statement clarifies that market participant assumptions include assumptions about risk. A fair value measurement should include an adjustment for risk if market participants would include one in pricing the related asset or liability, even if the adjustment is difficult to determine. This statement also clarifies that market participant assumptions should also include assumptions about the effect of a restriction on the sale or use of an asset. This statement clarifies that fair value measurement for a liability should reflect nonperformance risk (the risk that the obligation will not be fulfilled). This statement expands disclosures about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. The disclosures focus on the inputs used to measure fair value and for recurring fair value measurements using significant unobservable inputs and the effect of the measurements on earnings (or changes in net assets) for the period. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are evaluating the impact that SFAS No. 157 may have on our consolidated financial statements.
     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an amendment of FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 provides an alternative measurement treatment for certain financial assets and liabilities, under an instrument-by-instrument election, that permits fair value to be used for both initial and subsequent measurement, with changes in fair value recognized in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are evaluating the impact that SFAS No. 159 may have on our consolidated financial statements.